Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Parent
Cascade Financial Corporation
Subsidiaries	Percentage of Ownership	Jurisdiction or State of Incorporation
Cascade Bank	100%	Washington
Cascade Capital Trust I	100%	Delaware
Cascade Capital Trust II	100%	Delaware
Cascade Capital Trust III	100%	Delaware